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                                                                  Exhibit 10.11



                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         This Amended and Restated Employment Agreement (the "Agreement") is entered into between Service Merchandise Company, Inc., a Tennessee corporation (the "Company"), and Gary M. Witkin, a resident of Brentwood, Tennessee (the "Executive"), originally effective as of November 1, 1994, with the effective date of this amendment and restatement being December 16, 1998. The Company and the Executive are sometimes referred to herein as the "parties."

                                    ARTICLE I
                                   EMPLOYMENT

         The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions set forth herein.

                                   ARTICLE II
                           DUTIES AND RESPONSIBILITIES

         2.1 Scope of Service. The Executive shall, during the term of this Agreement, devote all of his business time and attention and exert his best efforts in the performance of his duties hereunder and, in performing such duties, shall promote the profit, benefit and advantage of the Company and its business. The Executive shall not, during the term of this Agreement, engage in any other business activity (whether or not such business activity is pursued for gain, profit or other pecuniary advantage) if such business activity would impair the Executive's ability to carry out his duties hereunder; provided, however, that this paragraph shall not be construed to prevent the Executive from investing his personal assets as a passive investor.

         2.2 Position and Duties. Subject to the power of the Board of Directors of the Company (the "Board") to elect and remove officers, the Executive shall, during the term of this Agreement, serve as President and Chief Executive Officer or in any other comparable position as the Board of Directors may from time to time determine, shall report directly to the Chairman of the Company, and shall have such powers and duties as may be prescribed by the Board. Subject to the power of the Board to designate and define the powers and duties of officers of the Company, the Executive's initial areas of responsibility at the Company shall include responsibility for the following areas: Merchandising, Marketing, Advertising, Store Operations and Human Resources. The Executive agrees to serve without additional compensation in one or more offices or as a director of any of the Company's subsidiaries or affiliates. The Executive shall faithfully and diligently perform the services and functions relating to his office (or reasonably incident thereto) as may be designated from time to time by the Board. It is acknowledged that a condition to the effectiveness of this



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Agreement is that, as of the Executive's Employment Date, the Board shall have acted to create a vacancy on the Board of Directors and shall have appointed the Executive to fill that vacancy.

         2.3 Term of Employment. The Executive's employment with the Company hereunder shall commence on the date of first employment indicated on the records of the Company, but no later than November 21, 1994 (the "Employment Date") and shall continue until terminated by either of the parties upon ninety
(90) days' written notice to the other in accordance with Section 7.5 of this Agreement.

         2.4 Resignation as Director. If the Executive's employment with the Company is terminated for any reason, whether such termination is voluntary or involuntary, the Executive shall resign his position as a director of the Company, such resignation to be effective no later than the date of termination of the Executive's employment with the Company.

                                   ARTICLE III
                            COMPENSATION AND BENEFITS

         3.1 Annual Base Salary. As compensation for services performed by the Executive during the term of his employment hereunder, the Company agrees to pay and the Executive agrees to accept an annual base salary ("Base Salary"), payable in accordance with the then current payroll policies of the Company (currently, on a weekly basis), of not less than seven hundred thousand dollars ($700,000), subject to applicable withholding taxes. Such Base Salary shall be subject to annual review by the Board of Directors (or by the Compensation Committee or such other appropriate committee of the Board as the Board may from time to time determine) at the meeting of the Board held in April of each year, with the first such review to occur at the 1996 April Board meeting. The Board (or the appropriate committee thereof) may determine, as a result of any annual review, to provide an increase in the Executive's Base Salary.

         3.2 Incentive Compensation. During the term of his employment hereunder, the Executive shall be entitled to receive the following incentive compensation in addition to his Base Salary:

                  (a) Bonus Plan. The Executive shall be entitled to participate in the Company's Key Management Incentive Plan (the "Incentive Plan") (a copy of which is attached hereto as Exhibit A), subject to shareholder approval of such Plan, under which the Executive may receive an annual bonus amount, based upon a percentage of the Executive's Base Salary and contingent upon the Company's attainment of certain goals as described in the Incentive Plan. The Executive's eligibility for such bonus shall be subject to, and determined in accordance with, the terms and conditions of the Incentive Plan, with the following exceptions:



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                           (i) Substitution of Performance Grid. In determining
                  the Executive's bonus in any given year, the following performance grid shall be substituted in lieu of the performance grid provided in the Incentive Plan:

         Company
         Achievement            100%      110%         125%      140%       150%

         Bonus Percentage
         Base Pay                20%       25%          35%       50%        60%

                           (ii) Minimum Bonus. With respect to fiscal years 1994
                  through 1996, the Executive shall be entitled to a minimum bonus of not less than fifteen percent (15%) of his Base Salary for such year ("Minimum Bonus"), which Minimum Bonus shall be payable to the Executive at such time as bonuses are generally paid to executives of the Company. Any bonus earned in accordance with the performance grid with respect to any year for which a Minimum Bonus is payable shall be offset by such Minimum Bonus.

                           (iii) No Proration for 1994 Bonus. The bonus payable
                  to the Executive with respect to the 1994 fiscal year shall not be prorated to reflect only a partial year of service by the Executive during such year.

                  (b) Employee Stock Incentive Plan. The Executive shall be entitled to participate in the Company's 1989 Employee Stock Incentive Plan (the "Stock Incentive Plan") (a copy of which is attached hereto as Exhibit B) and, pursuant to and in accordance with the terms and conditions of the Stock Incentive Plan, the Company shall grant to the Executive the awards described below:

                           (i) Restricted Stock.

                               (A) Grant of Stock. Pursuant to and in accordance
                           with the terms of the Stock Incentive Plan, the Company shall grant to the Executive, on the Executive's Employment Date, the following shares of Restricted Stock (defined in the Stock Incentive Plan as Common Stock, $.50 par value per share, of the Company, that is subject to restrictions under
                           Section 7 of such Plan):

                                   (I) Shares of Restricted Stock with a market
                               value of $2.1 million as of the date of execution of this Agreement by the last party to execute the Agreement. The Executive shall make a current and timely election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the Restricted Stock granted to the Executive under this subparagraph
                               (I); and



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                                   (II) One hundred twenty-five thousand
                          (125,000) shares of Restricted Stock.

                          (B) Terms and Conditions of Grant. In addition to
              applicable terms and conditions of the Stock Incentive Plan with respect to the Company's grant of Restricted Stock to the Executive hereunder, such grant shall be subject to the following terms and conditions:

                              (I) The applicable "Restriction Period" referenced
                          in the Stock Incentive Plan with respect to a grant of Restricted Stock shall (1) with respect to the grant of Restricted Stock to the Executive under subparagraph (b)(i)(A)(I) above, commence on the Executive's Employment Date and end on the third anniversary thereof (the "Three-Year Restriction Period"), at which time the Restricted Stock shall immediately vest in the Executive and the restrictions thereon shall immediately lapse; and (2) with respect to the grant of Restricted Stock to the Executive under subparagraph (b)(i)(A)(II) above, commence on the Executive's Employment Date and end in installments ("Installment Restriction Periods"), as follows:


               Expiration Date of Installment Restriction Period     Number of Shares
              -------------------------------------------------      ----------------
              First Anniversary of Executive's Employment Date       12,500 shares

              Second Anniversary of Executive's Employment Date      12,500 shares

              Third Anniversary of Executive's Employment Date       12,500 shares

              Fourth Anniversary of Executive's Employment Date      17,500 shares

              Fifth Anniversary of Executive's Employment Date       25,000 shares

              Sixth Anniversary of Executive's Employment Date       45,000 shares


              At the end of each Installment Restriction Period, the Restricted Stock subject to such Period shall immediately vest in the Executive and the restrictions thereon shall immediately lapse.

                              (II) Upon the occurrence of a Trigger Date (as
                          defined in subparagraph (b) of Section 4.2 of this Agreement) prior to expiration of the Three-Year Restriction Period, the Executive's Restricted Stock described in subparagraph (b)(i)(A)(I) shall immediately vest in the Executive and the restrictions thereon shall immediately lapse. If the Executive's employment with the Company is terminated for any




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                      reason prior to expiration of the Three-Year Restriction
                      Period, and such termination does not cause a Trigger Date to occur, all rights to the Executive's Restricted Stock described in subparagraph (b)(i)(A)(I) shall be forfeited by the Executive as of the date of termination of his employment.

                              (III) If the Executive's employment with the
                      Company is terminated for any reason prior to expiration of any Installment Restriction Period, whether or not such termination causes a Trigger Date (as defined in subparagraph (b) of Section 4.2 of this Agreement) to occur, all rights to the Executive's Restricted Stock described in subparagraph (b)(i)(A)(II) shall be forfeited by the Executive as of the date of termination of his employment.

                  (C) Payment of Taxes. In accordance with and subject to the conditions provided in subparagraph (a) of Section 3.7 of this Agreement, the Company shall pay certain taxes actually payable by the Executive with respect to the Restricted Stock granted to the Executive pursuant to subparagraph (b)(i)(A)(I) of this Section 3.2 but shall not pay any taxes payable with respect to the Restricted Stock granted to the Executive pursuant to subparagraph (b)(i)(A)(II) of this Section 3.2.

          (ii) Non-Qualified Stock Options.

               (A) Grant of Option. Pursuant to and in accordance with the terms of the Stock Incentive Plan, the Company shall grant to the Executive, as of the Executive's Employment Date, a Non-Qualified Stock Option (as that term is defined in the Stock Incentive Plan) to purchase one hundred twenty-five thousand (125,000) shares of Common Stock, $.50 par value per share, of the Company.

               (B) Terms and Conditions of Grant. In addition to applicable terms and conditions of the Stock Incentive Plan with respect to the Company's grant of a NonQualified Stock Option to the Executive, such grant shall be subject to the following terms and conditions:

                   (I) The Option Price (as defined in the Stock Incentive Plan)
               per share of the Common Stock purchasable under the Executive's Non-Qualified Stock Option shall be the Fair Market Value (defined in the Stock Incentive Plan) of such stock as of the date of execution of this Agreement by the last party to execute the Agreement.



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                   (II) Except as provided in subparagraph (III) below, the
             Executive's Non-Qualified Stock Option shall be exercisable in installments, as follows:


             Earliest Date Exercisable                             Number of Shares
             -------------------------                             ----------------
             First Anniversary of Executive's Employment Date       12,500 shares

             Second Anniversary of Executive's Employment Date      12,500 shares

             Third Anniversary of Executive's Employment Date       12,500 shares

             Fourth Anniversary of Executive's Employment Date      17,500 shares

             Fifth Anniversary of Executive's Employment Date       25,000 shares

             Sixth Anniversary of Executive's Employment Date       45,000 shares

                   (III) No portion of the Executive's Non-Qualified Stock
             Option shall be exercisable more than ten (10) years after the date such option was granted to the Executive.

         3.3 Other Compensation. The Company shall pay the Executive additional compensation in the amount of thirty thousand dollars ($30,000) during each year of his employment hereunder, which amount shall be treated as paid under a "nonaccountable plan" pursuant to Section 1.62-2(c)(3) of the Treasury Regulations.

         3.4 Other Benefits.

             (a) Standard Benefit Plans. During the term of his employment hereunder, the Executive shall be entitled to participate in all standard benefit plans of the Company (including without limitation any life, accident, medical, hospitalization, disability, pension or profit sharing plan afforded by the Company to its employees generally), if and to the extent that the Executive is eligible to so participate in accordance with the terms of any such plan, provided, however, that both parties understand and agree that the termination benefits provided under the terms of this Agreement are in lieu of any severance benefits to which the Executive may otherwise be entitled under the Company's Severance Pay Plan. Notwithstanding any of the above, nothing herein is intended, or shall be construed, to affect the Company's right to amend or terminate any of its standard benefit plans or to require the Company to institute any particular plan or benefit except as otherwise specifically required in this Agreement. The benefit plans that the Company currently provides for its employees generally and in which the Executive shall be entitled to participate include, without limitation, the following:



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                  SMC Health Care Plan
                  Business Travel Accident Plan
                  Group Life Insurance Plan (currently provides life insurance equal to two (2) times Base Salary)
                  Long-Term Disability Plan
                  Restated Retirement Plan
                  Savings and Investment Plan (which is a 401(k) plan)

                  (b) Additional Benefits. In addition to participation in the benefit plans described in subparagraph (a) above, the Company shall provide the Executive with the following benefits during the term of the Executive's employment hereunder:

                      (i) Participation in the Company's Executive Medical
                  Plan, subject to and in accordance with the terms of such Plan (which, generally, provides an annual ten thousand dollar ($10,000) family benefit to cover deductibles and co-payments under the SMC Health Care Plan referenced in subparagraph (a) above and any other medical, dental or vision expenses that are not covered by the SMC Health Care Plan or any other health plan sponsored by the Company, but only to the extent any such expenses are deductible under Section 213 of the
                  Code);

                      (ii) Payment of all premiums for individual and dependent
                  coverage under the SMC Health Care Plan;

                      (iii) Reimbursement of any premiums payable by the
                  Executive for coverage of the Executive and/or his eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), to the extent such coverage is required in order to continue the Executive's prior health care coverage from the date of the Executive's termination of employment with his current employer through the first ninety (90) days of his employment with the Company hereunder;

                      (iv) In accordance with and subject to the conditions
                  provided in subparagraph (a) of Section 3.7 of this Agreement, payment by the Company of certain taxes actually payable by the Executive with respect to any premium payment or reimbursement provided to the Executive under subparagraphs
                  (ii) and (iii) above;

                      (v) Four weeks' paid vacation granted on the Employment
                  Date, and accrued thereafter at the rate of four (4) weeks per year, subject to the terms of the Company's currently existing vacation policy, as from time to time amended; and

                      (vi) The use of a vehicle to be provided by the Company,
                  which vehicle shall be an American brand of the Executive's choice with a fair market value no greater than forty-five thousand dollars ($45,000), subject to and in accordance with the terms of the Company's currently existing policy, as from time to time amended,




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              with respect to executive use of Company vehicles, including without limitation the terms of such policy relating to the Company's periodic replacement of such vehicles with new vehicles.

         3.5 Reimbursement of Relocation Expenses. The Company shall reimburse the Executive for expenses in connection with the Executive's move from Connecticut to Tennessee as described below, with the exception that certain real estate expenses may be provided through the services of a third party relocation service, the cost of which shall be borne by the Company. The choice between the foregoing alternatives as to certain real estate expenses shall be at the sole option of the Company.

             (a) Temporary Housing. The Company shall provide the Executive with a two-bedroom condominium of the Executive's choice, with maid service, for a period beginning on the Employment Date and ending no later than nine (9) months thereafter, provided, however, that the amount paid by the Company for any temporary housing provided hereunder (including any amount paid for maid service) shall not exceed three thousand dollars ($3,000) per month.

             (b) Duplicate Mortgage Payments. In the event that and so long as the Executive owns both a new residence and his old residence during the transition period following his Employment Date, the Company shall reimburse the Executive for the lesser of (i) his monthly mortgage payment for his new residence in Tennessee or (ii) his monthly mortgage payment for his former residence in Connecticut, provided, however, that the Company shall reimburse the Executive only for one such mortgage payment each month during the transition period, which period shall commence with the first month during which the Executive is required to make duplicate mortgage payments (one for his new residence in Tennessee and one for his old residence in Connecticut) and shall end with the earlier of (i) the month during which the Executive sells his old residence in Connecticut or (ii) the fourth month during which the Executive is required to make the duplicate mortgage payments described above.

             (c) Real Estate Expenses. The Company shall reimburse the Executive for the following real estate expenses associated with the sale of his current residence and the acquisition of a new residence:

                 (i) Normal and customary closing costs, up to one percent (1%)
             of the sale price, on the sale of the Executive's current residence and also on his acquisition of a new residence;

                 (ii) Any sales commission paid by the Executive, up to five percent (5%) of the sale price, upon the sale of the Executive's current residence; and



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                      (iii) The excess, if any, of

                           (A) the original purchase price plus capital
                      improvements for the Executive's current residence (subject to a maximum amount of $1.85 million), over

                           (B) the amount received by the Executive upon the
                      sale of such residence as the gross sale price therefore, such excess amount to be paid to the Executive as soon as reasonably practicable after the closing of the sale of such residence; provided, however, that receipt of such amount by the Executive from the Company is contingent upon receipt by the Company from the Executive of documentation, satisfactory to the Company, substantiating the amount of the original purchase price and capital improvements for such residence, and is subject to the right of the Company to approve any sales contract for the sale of such residence and to elect to purchase such residence itself or to provide a third party buyer (approved by the Company) to purchase such residence. Notwithstanding any of the above, nothing in this subparagraph (c) shall be construed to require the Company to purchase, or to provide a third party purchaser for, the Executive's current residence.

                  (d) Moving Expenses. The Company shall reimburse the Executive for all reasonable expenses related to moving the Executive's household and personal items, including any expenses incurred to move antique cars, boats or other collectibles.

                  (e) Commuting Expenses. The Company shall reimburse the Executive for reasonable travel expenses consistent with current Company policy necessary for the Executive to return to his home in Connecticut each weekend until his relocation is complete, for a period beginning on the Employment Date and ending as soon as his relocation is complete (but, in any event, no later than nine (9) months after his Employment Date).

                  (f) Payment of Taxes. In accordance with and subject to the conditions provided in subparagraph (a) of Section 3.7 of this Agreement, the Company shall pay certain taxes actually payable by the Executive with respect to any reimbursed relocation expenses provided to the Executive under this Section 3.5, if and to the extent such relocation expenses are considered to be taxable income.

         3.6 Legal Fees. The Company shall reimburse the Executive for any reasonable legal fees incurred by the Executive for review and negotiation of this Agreement, provided, however, that such reimbursement is contingent upon receipt by the Company from the Executive (or his attorney) of documentation, satisfactory to the Company, substantiating such fees and itemizing the services rendered therefor, and provided further, that such reimbursement shall not exceed five thousand dollars ($5,000).



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

         3.7 Payment of Taxes.

                (a) In accordance with and subject to the following terms and conditions, the Company shall pay certain taxes actually payable by the Executive with respect to certain amounts paid to the Executive under this Agreement:

                    (i) Provided that the Executive makes a current and timely election under Section 83(b) of the Code, the Company shall pay any federal income and payroll withholding taxes and, provided that the Executive complies with subparagraph (v) below, any Connecticut state and local income taxes, to the extent such federal and state and local taxes are actually payable by the Executive with respect to the Restricted Stock granted to the Executive pursuant to subparagraph (b)(i)(A)(I) of Section 3.2 of this Agreement and also with respect to the amount of taxes paid hereunder, computed in the manner described in subparagraph
                (iv) below.

                    (ii) The Company shall pay any federal income and payroll
                withholding taxes and, provided that the Executive complies with subparagraph (v) below, any Connecticut state and local income taxes, to the extent such federal and state and local taxes are actually payable by the Executive with respect to any premium payment or reimbursement provided to the Executive under subparagraphs (b)(ii) and (b)(iii) of Section 3.4 of this Agreement and also with respect to the amount of taxes paid hereunder, computed in the manner described in subparagraph
                (iv) below.

                    (iii) The Company shall pay any federal income and payroll withholding taxes and, provided that the Executive complies with subparagraph (v) below, any Connecticut state and local income taxes, to the extent such federal and state and local taxes are actually payable by the Executive with respect to any reimbursed relocation expenses provided to the Executive under Section 3.5 of this Agreement and also with respect to the amount of taxes paid hereunder, if and to the extent such relocation expenses are considered to be taxable income, computed in the manner described in subparagraph (iv) below.

                    (iv) Any calculation of taxes payable by the Company under this Agreement shall be computed at the marginal rate of tax applicable to the Executive (currently 39.6% for federal income tax on taxable income in excess of $250,000, 1.45% for payroll tax on wages in excess of $135,000, and 4.5% for Connecticut state and local income tax on all taxable income); provided, however, that any calculation of taxes payable by the Company under this Agreement shall assume the full deductibility of state and local income taxes for purposes of computing federal income tax liability.



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                          (v) The Executive shall take such reasonable steps as
                 may be necessary to minimize the applicability of Connecticut state and local income taxes to any amounts payable to the Executive under this Agreement, including without limitation such reasonable steps as may be necessary to enable the Executive to claim Tennessee residency for the Executive and his family as promptly as practicable following his termination of employment with his current employer. The Executive shall also permit the Company to review any Connecticut state or local tax return, prior to the time it is filed by the Executive, to the extent such return relates to any amounts paid to the Executive under this Agreement.

             (b) To the extent required by law, federal, state and local income and payroll withholding taxes shall be withheld on all cash and in-kind payments made by the Company to the Executive.

                                   ARTICLE IV
                            TERMINATION OF EMPLOYMENT

         4.1 Termination of Agreement. All of the terms of this Agreement shall cease upon termination of the Executive's employment, except to the extent otherwise provided by the terms of this Agreement or any benefit plan documents and policies described herein.

         4.2 Rights of Executive Upon a Trigger Date.

             (a) Upon the occurrence of a Trigger Date (as defined in subparagraph (b) below), in addition to any Standard Termination Amounts (as defined in subparagraph (c) below), the Executive shall be entitled to the following termination benefits, provided, however, that the Executive's right to any such benefits is expressly conditioned upon his compliance in all respects with Section 4.5 (Non-Competition) and Section 4.6 (Unauthorized Disclosure; Adverse Statements) of this Agreement at all times prior to each payment of a benefit (or, in the case of the vesting of Restricted Stock, at all times prior to the Trigger Date):

                 (i) as salary continuation, payment of (A) an amount equal to two (2) times the Executive's Base Salary in effect immediately prior to the Trigger Date, plus (B) an amount equal to any unpaid Minimum Bonus that would otherwise be payable to the Executive pursuant to and in accordance with subparagraph (a)(ii) of
             Section 3.2 of this Agreement (in the aggregate, the "salary continuation payment"), which salary continuation payment shall be payable, at the Company's option, either in a lump sum or over a thirteen (13) month period commencing on the Trigger Date and ending on the thirteenth monthly anniversary thereof (the "severance period"), with one half of such salary continuation payment payable in equal monthly



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

                  installments over the first twelve (12) months of the severance period, and the remaining one half payable on the thirteenth monthly anniversary of the Trigger Date;

                           (ii) reimbursement for the premium paid by the
                  Executive for continued coverage for the Executive (and any dependents of the Executive covered by the Company's health care plans as of the Trigger Date) under the Company's health care plan pursuant to COBRA (or any other mandatory health care continuation law then in effect), such coverage then being substantially similar to that provided by the Company to its senior executives and their eligible dependents, subject to the following terms and conditions:

                                    (A) The Executive will be entitled to the
                           reimbursement provided hereunder for the period commencing with the Trigger Date and ending on the earlier of (I) the second anniversary of the Trigger Date, or (II) the date the Executive becomes eligible to receive any health care coverage from another employer of the Executive or his spouse that does not contain any exclusion or limitation with respect to any pre-existing condition of the Executive or his covered dependents;

                                    (B) If the Executive (or his dependents
                           covered by the Company's health care plans as of the Trigger Date) elects not to continue coverage under COBRA (or any other mandatory health care continuation law then in effect) or is not eligible to continue coverage under such law and is otherwise eligible for the benefits provided under this subparagraph (a)(ii), the Company will reimburse the Executive for the cost of purchasing substantially similar coverage or a supplement required to achieve substantially similar coverage under another arrangement approved by the Company for the period described in subparagraph (A) above; provided, however, that such reimbursement shall be limited to the then current premium charged by the Company to others for substantially similar coverage under COBRA (or any other mandatory health care continuation law then in effect); and

                                    (C) Any amount payable to the Executive
                           hereunder shall be subject to withholding of applicable taxes as provided in Section 3.7 of this Agreement; and

                           (iii) the immediate vesting of, and the lapse of any
                  restrictions on, any Restricted Stock granted to the Executive in accordance with subparagraph (b)(i)(A)(I) of Section 3.2 of this Agreement.

                  (b) For purposes of this Agreement, "Trigger Date" shall be the date upon which any of the following events occurs:



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

                      (i) termination of the Executive's employment hereunder by the Company for any reason other than for Cause or Disability (each of which is defined in Section 4.3 below) or as a result of the Executive's death; or

                      (ii) termination of the Executive's employment hereunder
                  by the Executive for Good Reason (as hereinafter defined) pursuant to a Notice of Termination (as hereinafter defined). For all purposes of this Agreement, "Good Reason" shall mean the occurrence, without the Executive's express written consent, of any of the following circumstances unless, in the case of subparagraph (A) or (B), such circumstances are fully corrected prior to the Date of Termination (as defined below) specified in the Notice of Termination (defined below) given in respect thereof:

                           (A) other than for Cause or Disability (each of which
                      is defined in Section 4.3 below), or by reason of his election as Chief Executive Officer of the Company, (I) assignment by the Company to the Executive of any duties that are materially inconsistent with the customary powers and duties of a president and chief executive officer of a company of the size, type and nature of the Company; (II) the Company's removal of the Executive from his position as President and Chief Executive Officer of the Company; or (III) any material diminution by the Company in the nature of the Executive's responsibilities as President and Chief Executive Officer of the Company;

                           (B) failure of the Company, prior to the
                      effectiveness of any acquisition of the Company or substantially all of the Company's assets, to obtain an agreement from the successor to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such acquisition had taken place;

                           (C) any material breach of this Agreement by the
                      Company which is not cured within thirty (30) days after delivery to the Company of the Notice of Termination (as defined below);

                           (D) failure of the Board of Directors to elect the
                      Executive as its Chief Executive Officer within ninety
                      (90) days following the earlier of the following dates:

                               (I) the date of resignation, retirement or
                           termination of Raymond Zimmerman from his position as Chief Executive Officer of the Company, or

                               (II) April 30, 1998; or

                           (E) following a Change of Control (as defined in
                      Section 5.2),

                                  (I) a reduction by the Company in Executive's
                            annual base salary as is effective immediately prior to a Change of Control,

                                  (II) the relocation of Executive's principal
                            office to a location outside a 35 mile radius from Executive's principal office immediately prior to such Change of Control, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations immediately prior to such Change of Control, or

                                  (III) the failure by the Company to continue
                            in effect any benefit or compensation plan in which Executive participates immediately prior to the Change of Control which is material to Executive's total compensation, including but not limited to any stock or stock option, employee stock ownership, bonus, insurance, disability and vacation plans which the Company currently has or any substitute or additional plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or plans) has been made with respect to such plan, or the failure by the Company to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants, as in existence immediately prior to such Change of Control.

                      Any purported termination of the Executive's employment hereunder by the Executive for Good Reason (as defined above) shall be pursuant to a written Notice of Termination delivered to the Company in accordance with
                      Section 7.5 of this Agreement. For purposes of this subparagraph (ii), a "Notice of Termination" shall mean a notice which shall expressly indicate the specific termination provisions in this Agreement upon which the Executive is relying; shall set forth in reasonable detail the facts and circumstances claimed by the Executive to provide a basis for termination of the Executive's employment under the provisions so indicated; and shall specify a Date of Termination (which shall not be less than ninety (90) days from the date such Notice of Termination is given).

                  (c) For purposes of this Agreement, "Standard Termination Amounts" shall mean, as of the date of termination of the Executive's employment hereunder, prorated as appropriate, the following: (i) any earned but unpaid installments of the Executive's Base Salary (as then in effect) that would otherwise be due through the date of his termination; (ii) any earned but unpaid installments of the additional compensation provided under Section 3.3 of this Agreement to the extent such installments would otherwise be due through the

         Executive's date of termination; and (iii) any payments or benefits otherwise due to the Executive under and in accordance with the terms of any benefit plan documents and policies described in this Agreement.

         4.3 Rights of Executive Upon Other Voluntary Termination or Termination for Cause, Disability or Death.

             (a) Except as otherwise provided in Section 4.2, above, if (i) the Company terminates the Executive's employment hereunder for Cause or Disability (each of which is defined below), (ii) the Executive voluntarily resigns for any reason (other than termination under subparagraph (b)(ii) of Section 4.2 above), or (iii) the Executive dies, then, in each case, the Executive (or his estate or beneficiaries, as the case may be) shall be entitled to receive only any Standard Termination Amounts (as defined in subparagraph (c) of Section 4.2 above) payable to the Executive. The Company shall then have no further obligations to the Executive under this Agreement.

             (b) For purposes of this Agreement, the following definitions of "Cause" and "Disability" shall apply:

                      (i) "Cause" shall include the following:

                          (A) a felony conviction of the Executive, the failure
                      of the Executive to contest prosecution for a felony, or the Executive's willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company or its Subsidiaries or Affiliates (as defined in the Stock Incentive Plan); for this purpose, no act, or failure to act, on the part of the Executive shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interest of the Company;

                          (B) any violation by the Executive of
                      Section 4.5 (Non-Competition) of this Agreement; or

                          (C) any material breach of this Agreement by the
                      Executive which is not cured within thirty (30) days after delivery to the Executive of written notice of such breach provided in accordance with Section 5.5 of this Agreement, which notice shall set forth in reasonable detail the facts and circumstances claimed by the Company to constitute a material breach of this Agreement by the Executive.

                      (ii) "Disability" shall have the same meaning as is
                  provided under the Company's long-term disability plan.

         4.4 Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to employ the Executive or to have the Executive remain in the employment of the Company. If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to the termination benefits provided in Section 4.2 of this Agreement, and except for any right or employee benefit that the Executive may have pursuant to the terms of any other agreement, policy, plan, program or arrangement of the Company, including any right to indemnification provided by contract, state law or the charter or by-laws of the Company, neither the Company nor the Executive shall have any further obligation or liability to the other hereunder or otherwise with respect to the Executive's prior or future employment by the Company.

         4.5 Non-Competition. During the period in which the Executive is employed by the Company hereunder and during the severance period (as defined in subparagraph (a)(i) of Section 4.2 above), the Executive will not:

             (a) directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any of the following types of businesses: catalog showroom retail business, national jewelry-only specialty business, national electronics-only specialty business, or national houseware/giftware-only retail business, in any area where such business is being conducted at the time of such termination (provided that ownership of five percent (5%) or less of the voting stock of any publicly held corporation shall not constitute a violation hereof); or

             (b) directly or indirectly employ, solicit for employment, or advise or recommend to any other persons that they employ or solicit for employment, any person who, at the time of such employment, solicitation, advice or recommendation, is an employee of the Company or any of its subsidiaries or affiliates, provided, however, that this subparagraph (b) shall not be construed to prevent the Executive from engaging in generic nontargeted advertising for employees generally.

         4.6 Unauthorized Disclosure; Adverse Statements.

             (a) During the period in which the Executive is employed by the Company hereunder, the Executive shall not, without the prior written consent of the Board of Directors, or a person authorized thereby, disclose to any person, other than a person to whom disclosure is necessary or appropriate in connection with the performance by the Executive of his duties as an officer of the Company, or its subsidiaries or its affiliates, any confidential information obtained by him while in the employ of the Company with respect to any of the Company's products, improvements, formulae, designs or styles, processes, customers, methods of marketing or distribution, systems, procedures, plans, proposals, policies or methods of manufacture, the disclosure of which he knows, or should have reason to know, will be damaging to the Company or its subsidiaries or its affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosures by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Following the termination of the Executive's employment with the Company for any reason, the Executive shall not disclose any confidential information of the type described above except as may be required in the opinion of the Executive's counsel in connection with any judicial or administrative proceeding or inquiry.

                  (b) During the period in which the Executive is employed by the Company hereunder and thereafter, the Executive shall not make any false statements regarding the Company or its subsidiaries or its affiliates, or make any statement or take any other action which he knows, or should have reason to know, will be damaging to the Company or its subsidiaries or its affiliates.

                  (c) The provisions of this Section 4.6 shall be binding upon the Executive's heirs, successors and legal representatives.

         4.7 Specific Performance. The Executive acknowledges and agrees that, in the event of a breach of Section 4.5 or Section 4.6 hereof by the Executive, the Company would be irreparably harmed and that monetary damages would be an inadequate remedy in favor of the Company. Accordingly, the Executive and the Company agree that, in the event of such a breach, the Company shall be entitled to injunctive relief against the Executive.

                                    ARTICLE V
                               OTHER COMPENSATION

         5.1 Compensation on Termination of Employment Within Two Years Following A Change of Control. This Article 5 shall apply to termination of Executive's employment during the "Change of Control Period" (as defined in Section 5.2). This Article 5 shall not apply to termination of Executive's employment prior to a Change of Control or more than two (2) years following a Change of Control.

         5.2 Certain Definitions.

             (a) A "Change of Control" shall be deemed to have taken place if (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its it subsidiaries, becomes the beneficial owner of the Company's securities having 20% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an in issuance of securities initiated by the Company in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

                  (b) "Change of Control Period" shall mean the two (2) year period following a Change of Control.

                  (c) "Change of Control Severance Benefits" shall mean all of the following benefits:

                      1. any other benefits to which Executive is otherwise
                  entitled by virtue of this Agreement, including the Standard Termination Amount and any benefits described in Section 4.2; and

                      2. the Special Termination Payment.

                  (d) "Special Termination Payment" shall mean an amount payable in a single lump sum equal to the Executive's maximum annual salary paid during the five (5) year period preceding the date of termination (inclusive of bonuses paid to Executive during the 12-month period preceding the date of termination, but excluding unearned bonuses negotiated by Executive at the time of Executive's employment with the Company).

         5.3 Termination Not Giving Rive To Change of Control Severance Benefits. If Executive's employment is terminated during the Change of Control Period for Cause (as defined in Section 4.3), or on account of Disability (as defined in Section 4.3), or if Executive dies during the Change of Control Period, or if Executive terminates Executive's employment during the Change of Control Period without Good Reason, no Special Termination Payment shall be due or payable and Executive shall receive only the Standard Termination Amounts.

         5.4 Termination Giving Rise to Special Termination Payment. If the Executive's employment is terminated by the Company during the Change of Control Period for any reason other than Cause, death of the Executive or Disability, or if the Executive terminates his employment during the Change of Control Period for Good Reason (as defined in Section 4.2(b)(ii)), then Executive shall be entitled to receive the Change of Control Severance Benefits, all of which (except the medical benefits described in Section 4.2(a)(ii)(B))shall be paid to Executive within ten (10) days following the date of termination, provided, however, that the Executive's right to any such benefits is expressly conditioned upon his compliance in all respects with Section 4.5 and Section 4.6 of this Agreement.

         5.5 Notice of Termination. Any termination of Executive's employment by the Company or by Executive pursuant to this Article 5 shall be pursuant to a written Notice of Termination delivered to the other party in accordance with
Section 7.5 of this Agreement. For purposes of this Section 5.5, a "Notice of Termination" shall mean a notice which shall expressly indicate the specific termination provision in the Agreement relied upon; shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provisions so indicated; and shall state the date of termination.

         5.6 Sole Remedy. The Executive hereby agrees that the Change of Control Severance Benefits shall be Executive's sole and exclusive remedy against the Company or any successor on account of termination of employment during the Change of Control Period under the circumstances described in Section 5.4 of this Agreement.

                                   ARTICLE SIX
                  CERTAIN REDUCTIONS IN PAYMENTS BY THE COMPANY

         6.1 Certain Reduction in Payments by the Company.

             (a) Definition of Certain Terms.

                 (1) A "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

                 (2) An "Agreement Payment" shall mean a Payment paid or payable on account of termination of employment during the Change in Control Period pursuant to Article 5 of this Agreement (disregarding the reduction provided by Section 6.2).

                 (3) "Net After Tax Receipts" shall mean the Present Value (as defined below) of all Payments that are contingent on a Change of Control within the meaning of Section 280G of the Code, net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to the Executive's taxable income for the immediately preceding taxable year.

                 (4) "Present Value" shall mean such value determined in
             accordance with Section 280G(d)(4) of the Code.

                 (5) "Reduced Amount" shall mean the smallest aggregate amount of Agreement Payments which (a) is less than the sum of all Agreement Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Agreement Payments were any other amount less than the sum of all Agreement Payments.

         6.2 Limitation on Agreement Payments. It is intended that all Agreement Payments hereunder, together with all other Payments to the Executive contingent upon or in connection with a Change of Control, are reasonable compensation for the Executive's service to the Company and its subsidiaries. Notwithstanding the foregoing, should the Company determine, based upon the opinion of the independent accounting advisors of the Company immediately prior to the Change of Control ("Accounting Firm"), that the Agreement Payments and other Payments, together with any other amounts received by the Executive that must be included in such determination, would result in the payment of an "excess parachute payment" as defined in Section 280G of the Code, then the Company will reduce the Agreement Payments to a Reduced Amount which cannot be less than the maximum amount that would permit a determination that the Executive has not received an excess parachute payment under the foregoing Code provision. Such reduction will be made if, but only if, the amount payable to the Executive hereunder without regard for the foregoing reduction would result in Net After Tax Receipts which are less than the Net After Tax Receipts that would result after taking into account any such reduction.

         6.3 Opinion of Accounting Firm. The Company may reduce the Agreement Payments pursuant to this Section 6 only if within thirty (30) days of the Executive's termination it provides Executive with an opinion of the Accounting Firm that the Executive will be considered to have received "excess parachute payments" as defined in Section 280G of the Code if the Executive were to receive the full amounts owing pursuant to the terms of this Agreement and that the Reduced Amount proposed to be paid by the Company will result in Net After Tax Receipts that are equal to or greater than the Net After Tax Receipts which would result from reduction in the Agreement Payments by any other amount.

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1 Construction and Amendment. This Agreement contains all the material terms and conditions governing the Company's continued employment of the Executive, and shall supersede any and all prior oral and written understandings and agreements and all contemporaneous oral understandings and agreements between the Company and the Executive. In this respect, the Executive acknowledges and agrees that the Company's sole obligations to the Executive with respect to the future termination of the Executive's employment by the Company (for whatever reason and under whatever circumstances) are set forth in this Agreement. No amendment of the terms and conditions of this Agreement shall be effective unless agreed to in writing by the Company and the Executive.

         7.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         7.3 Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Tennessee.

         7.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Executive and his heirs, executors, administrators and legal representatives. The Executive's rights and benefits under this Agreement are personal and, except as otherwise provided herein, no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer without the prior written consent of the Company.

         7.5 Notice. Any notice or other communication required or permitted under, or given by reason of, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as the party may specify by notice pursuant to this provision, except that notices of change of address shall be effective only upon receipt):

             (a)    To the Company:

                    Service Merchandise Company
                    7100 Service Merchandise Drive
                    Brentwood, Tennessee  37027

             (b)    To the Executive:

                    Gary M. Witkin

                    ---------------------------

                    ---------------------------

         7.6 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration in Nashville, Tennessee. In the proceeding, the Executive shall select one arbitrator, the Company shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of a majority of the arbitrators shall be binding on the Executive and on the Company. Should one party fail to select an arbitrator within five days after notice of the appointment of an arbitrator by the other party or should the two arbitrators selected by the Executive and the Company fail to select a third arbitrator within ten days after the date of the appointment of the last of such two arbitrators, any person sitting as a judge of the United States District Court for the Middle District of Tennessee, Nashville Division, upon application of the Executive or the Company, shall appoint an arbitrator to fill such space with the same force and effect as though such arbitrator had been appointed in accordance with the first sentence of this paragraph. Any arbitration proceeding pursuant to this paragraph shall be conducted in accordance with the rules of the American Arbitration Association. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Each of the parties hereto shall pay its own expenses of arbitration and one half of the expenses of the arbitrators. If any position by either party hereunder, or any defense or objection thereto, is deemed by the arbitrators to have been unreasonable, the arbitrators shall assess, as part of their award against the unreasonable party or reduce the award to the unreasonable party, all or part of the arbitration expenses (including reasonable attorneys' fees) of the other party and of the arbitrators.

         7.7 Additional Instruments. The parties shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

         7.8 Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

         7.9 Waiver of Breach. No waiver at any time by either party hereto of any breach by the other of, or compliance by the other with, any condition or provision of this Agreement to be performed by such other party shall operate or be construed as a waiver of similar or dissimilar provisions at the same or at any prior or subsequent time.

         7.10 Condition Subsequent. Within ten (10) days following execution of this Agreement by both the Executive and the Company, (a) the Company shall have the opportunity to obtain certain background information about the Executive, including without limitation information from the Executive's former and current employers; and (b) if the Company discovers any material adverse information about the Executive of which the Company was not aware prior to its execution of this Agreement and which adverse information relates to activities of the Executive while an employee or director of Saks & Company ("Saks") constituting one or more of the following:

              (i) conduct in violation of law reasonably related to the Executive's ability to perform his duties to Saks; or

              (ii) gross negligence or gross misconduct in the performance of the Executive's duties, or a documented record of incompetent performance, as an employee or director of Saks;

the Company shall have the right, at its sole option, to rescind this Agreement and, if so rescinded by the Company, this Agreement shall have no force or effect.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.



                                               SERVICE MERCHANDISE COMPANY



Date: 12/16/98                                 By:   /s/ C. Steven Moore
      --------------------                        -----------------------------
                                               Name:
                                               Title:



                                               EXECUTIVE


Date: 12/16/98                                 /s/ Gary M. Witkin
     ---------------------                     --------------------------------
                                               Gary M. Witkin